Viad Corp Delivers Strong Second Quarter 2016 Results

Exceeds Prior Guidance by $0.18 per Share

Both Business Groups Perform Better than Expected

Recent T&R Acquisitions Deliver Strong Results

PHOENIX, July 28, 2016 /PRNewswire/ -- Viad Corp (NYSE: VVI) today announced second quarter 2016 net income attributable to Viad of $19.5 million, or $0.96 per share, and income before other items of $21.1 million*, or $1.04 per share*. These results were better than prior guidance as revenue for the quarter was $7.7 million higher than the prior year, driven by positive momentum at both business groups. Management had previously guided for a revenue decline of $4 million to $17 million, primarily due to show rotation and exchange rate variances.

	Q2 2016	Q2 2015	y-o-y Change
$ in millions, except per share data
Revenue	$ 324.7	$ 317.0	2.4%
Organic Revenue*	318.3	317.0	0.4%

Segment Operating Income	$ 34.4	$ 36.3	-5.1%
Adjusted Segment Operating Income*	34.8	36.6	-5.0%
Adjusted Segment EBITDA*	44.9	45.7	-1.8%

Income from Continuing Operations(1)	$ 19.9	$ 22.3	-10.9%
Income Before Other Items*	21.1	23.7	-11.0%

Income from Continuing Operations per Share(1)	$ 0.98	$1.11	-11.7%
Income Before Other Items per Share*	1.04	1.18	-11.9%

(1)	Represents Income from Continuing Operations Attributable to Viad.
  Revenue of $324.7 million increased 2.4% ($7.7 million) year-over-year, or 0.4% ($1.3 million) on an organic basis (which excludes the impact of acquisitions and exchange rate variances).
    The organic revenue growth was driven by strong underlying performance at both business groups, which more than offset negative show rotation at the Marketing & Events Group (GES).
    The acquisitions of CIRI Alaska Tourism Corporation (CATC) (March 2016) and Maligne Lake Tours (January 2016) contributed incremental revenue of $10.9 million.
    Exchange rate variances had an unfavorable impact on revenue of $4.4 million.
  As expected, adjusted segment operating income and income before other items declined compared to the prior year quarter, primarily due to $1.5 million of additional depreciation and amortization expense related to acquisitions in the Travel & Recreation Group (T&R) completed during the first quarter, as well as increases in certain other expenses.

Steve Moster, president and chief executive officer, commented, "Both business groups delivered strong results that exceeded our growth and profitability expectations for the second quarter. Income per share came in $0.18 above the high end of our prior guidance range driven by solid execution and continued strength in the industries we serve. With an outlook for strong show rotation and park visitation, we remain optimistic for the balance of the year. Additionally, we remain active on the acquisition front, pursuing opportunities that will advance our strategic goals."

GES Results

Moster said, "GES exceeded guidance for the second quarter with stronger than expected growth from short-term event bookings and corporate clients. On a year-over-year basis, we continued to drive new wins in under-penetrated live event segments and in our new service offerings, as well as on a same-show basis, which helped to offset negative show rotation and unfavorable exchange rate variances. This speaks to the strength of our team, our comprehensive offerings and our strategy to position GES as the preferred global, full-service provider for live events. With favorable show rotation in the third quarter and a healthy sales pipeline, we remain confident in our ability to deliver our full year targets at GES."

	Q2 2016	Q2 2015	y-o-y Change
$ in millions
Revenue	$285.4	$286.6	-0.4%
U.S. Organic Revenue*	220.1	208.7	5.4%
International Organic Revenue*	76.3	85.7	-11.0%

Segment Operating Income	$ 27.4	$ 30.1	-9.0%
Adjusted Segment Operating Income*	27.4	30.4	-10.0%
Adjusted Segment Operating Margin*	9.6%	10.6%	-100 bps

Adjusted Segment EBITDA*	$ 33.8	$ 37.3	-9.4%
Adjusted Segment EBITDA Margin*	11.8%	13.0%	-120 bps
Key Performance Indicators:
U.S. Base Same-Show Revenue Growth(1)			2.6%
U.S. Show Rotation Revenue Change (approx.)(2)			$6
International Show Rotation Revenue Change (approx.)(2)			$(12)

(1)

Base same-shows are defined as shows produced by GES out of the same city during the same quarter in both the current year and prior year.  Base same-shows represented 37.1% of GES' U.S. organic revenue during the 2016 second quarter.

(2)	Show rotation refers to shows that take place once every two, three or four years, as well as annual shows that change quarters from one year to the next.
  GES revenue of $285.4 million decreased 0.4% ($1.1 million) year-over-year.  On an organic basis, which excludes the impact of exchange rate variances, revenue increased 0.9% ($2.5 million).
    U.S. organic revenue increased 5.4% ($11.3 million), primarily due to positive show rotation of $6 million, base same-show revenue growth of 2.6% and increased sales to corporate accounts.
    International organic revenue decreased 11.0% ($9.4 million) primarily due to negative show rotation of approximately $12 million.
  GES segment operating income of $27.4 million decreased $2.7 million year-over-year, or $2.5 million on an organic basis.
    U.S. segment operating income of $22.5 million increased $3.5 million, primarily due to revenue growth.
    International organic segment operating income of $5.1 million* decreased $6.0 million, primarily due to lower revenue.  Year-over-year operating results also reflect a $1.3 million gain during the 2015 second quarter related to exiting a venue services agreement in the U.K., as well as increased wages and performance-based incentive accruals in the 2016 quarter.

T&R Results

Moster said, "Our focus on yield management and significant contributions from our newly acquired assets drove strong results at the Travel & Recreation Group that exceeded our growth and profitability expectations for the quarter. I am happy to report that the Banff Gondola lift operations re-opened as planned on May 1 and we remain on track to open the upgraded retail, dining and interpretive experiences in August. With a stronger than expected start to our peak season and our KPIs trending higher, we have increased our full year outlook for the Travel & Recreation Group."

	Q2 2016	Q2 2015	y-o-y Change
$ in millions
Revenue	$ 40.5	$ 30.5	32.9%
Organic Revenue*	30.4	30.5	-0.1%

Segment Operating Income	$ 7.1	$ 6.2	13.8%
Adjusted Segment Operating Income*	7.4	6.2	19.7%
Adjusted Segment Operating Margin*	18.3%	20.4%	-210 bps

Adjusted Segment EBITDA*	$ 11.1	$ 8.5	31.7%
Adjusted Segment EBITDA Margin*	27.5%	27.8%	-30 bps

Key Performance Indicators:
Same-Store RevPAR(1)	$91	$78	16.7%
Same-Store Room Nights Available(1)	58,220	59,269	-1.8%
Same-Store Passengers(2)	397,763	394,789	0.8%
Same-Store Revenue per Passenger(2)	$30	$32	-6.3%

(1)

Same-store RevPAR is calculated as total rooms revenue divided by the total number of room nights available for all comparable T&R properties during the periods presented, expressed on a constant currency basis.  Comparable properties are defined as those owned by Viad for the entirety of both periods. Accordingly, the second quarter comparisons exclude CATC.

(2)

Same-store revenue per passenger is calculated as total attractions revenue divided by the total number of passengers for all comparable T&R attractions, expressed on a constant currency basis.  Comparable attractions are defined as those owned by Viad for the entirety of both periods.  Accordingly, the second quarter comparisons exclude Maligne Lake Tours and CATC.  Same-store passengers and revenue per passenger were affected by the partial closure of the Banff Gondola during the 2016 second quarter; although its lift operations were re-opened on May 1, the dining and retail services previously offered at its upper terminal remained closed for renovations.

  T&R revenue of $40.5 million increased $10.0 million (32.9%) year-over-year. On an organic basis, which excludes the impact of acquisitions and exchange rate variances, revenue was in line with the prior year quarter as growth across T&R's hospitality assets and other attractions essentially offset the expected construction-related declines at the Banff Gondola.
  T&R segment operating income of $7.1 million increased $0.9 million.  On an organic basis, operating income decreased $0.5 million primarily due to construction-related declines at the high-margin Banff Gondola attraction.
  The acquisitions of Maligne Lake Tours and CATC contributed revenue of $10.9 million, adjusted segment operating income of $1.9 million* and adjusted segment EBITDA of $3.4 million* during the quarter.

Cash Flow / Capital Structure

  Cash flow from operations was $37.3 million for the 2016 second quarter.
  Capital expenditures for the quarter totaled $13.3 million, comprising $4.2 million for GES and $8.9 million for T&R, which was largely related to the Banff Gondola renovations.
  Return of capital totaled $2.0 million for the quarter (which represented quarterly dividends of $0.10 per share).  Viad had 440,540 shares remaining under its current repurchase authorization at June 30, 2016.
  Debt payments (net) totaled $32.0 million for the quarter.
  Cash and cash equivalents were $31.2 million, debt was $132.7 million and the debt-to-capital ratio was 27.4% at June 30, 2016.

Business Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual results. Those factors are identified in the Forward-Looking Statements section at the end of this press release.

Viad has provided the following forward-looking non-GAAP financial measures: Adjusted Segment EBITDA, Adjusted Segment Operating Income and Income Before Other Items. The Company does not provide reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures because, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible, not all of the information necessary for quantitative reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are available to the Company without unreasonable efforts. Specifically, recent acquisitions include preliminary recordings of the fair values of the assets acquired and liabilities assumed as of the acquisition date; purchase price allocations are not yet finalized and are subject to change within the measurement period (up to one year from the acquisition date) as the assessment of property and equipment, intangible assets, and working capital are finalized. Consequently, any attempt to disclose such reconciliations would imply a degree of precision that could be confusing or misleading to investors. It is probable that the forward-looking non-GAAP financial measures may be materially different from the corresponding GAAP financial measures.

2016 Full Year Guidance

Viad's full-year outlook has improved to reflect stronger growth within T&R, largely offset by revised exchange rate assumptions that are now expected to present a greater headwind at GES during the second half of 2016 (particularly the British Pound).

  Consolidated revenue is expected to increase at a high-single digit rate from 2015 full year revenue, driven by positive show rotation of $50 million and continued underlying growth at GES, as well as the acquisitions of CATC and Maligne Lake Tours for T&R, partially offset by unfavorable currency translation of approximately $26 million.
  Consolidated adjusted segment EBITDA is expected to be in the range of $120 million to $126 million, as compared to prior guidance of $119 million to $126 million and $90.6 million* in 2015.
  The outlook for Viad's business units is as follows:
	GES	T&R
$ in millions
Revenue	Up mid to high-single digits from 2015 ($976.9)	Up 30% to 32% from 2015 ($112.2)
Adjusted Segment EBITDA	$76 to $79 (vs. $54.8* in 2015)	$44 to $47 (vs. $35.8* in 2015)
Depreciation & Amortization	approx. $26	approx. $13
Adjusted Operating Income	$50 to $53 (vs. $27.7* in 2015)	$31 to $34 (vs. $27.8* in 2015)
Capital Expenditures	$23 to $25	$25 to $27
    GES show rotation is expected to have a net positive impact on full year revenue of $50 million versus 2015.  Show rotation refers to shows that occur less frequently than annually, as well as annual shows that shift quarters from one year to the next.
	Q1 Actual	Q2 Actual	Q3 Est.	Q4 Est.	FY Est.
Show Rotation Revenue ($ in millions)	$(11)	$(6)	$80 - $85	$(15)	$50
    GES U.S. base same-show revenue is expected to increase at a mid-single digit rate.
    T&R revenue is expected to be negatively impacted by approximately $5 million due to the previously announced rationalization of Brewster's transportation and package tours lines of business, and by approximately $1 million from the Banff Gondola reflecting reduced revenue during construction in the first half of 2016, partially offset by stronger year-over-year revenue once it is fully re-opened in the second half of 2016.
    The T&R acquisitions of Maligne Lake Tours and CATC are expected to provide $31 million to $33 million in revenue and adjusted segment EBITDA of $10 million to $12 million.
  Exchange rates are assumed to approximate $0.76 U.S. Dollars per Canadian Dollar and $1.29 U.S. Dollars per British Pound during the remainder of 2016.  Exchange rate variances are expected to impact 2016 full year results as follows:
	Viad Total	GES	T&R
$ in millions, except per share data
Revenue	$ (26)	$ (24)	$ (1.5)
Adjusted Segment Operating Income	$ (1.5)	$ (1.5)	-
Income per Share Before Other Items	$(0.05)
  Corporate activities expense is expected to approximate $9 million to $10 million, inclusive of $0.6 million of acquisition transaction-related costs incurred as of June 30, 2016.
  The effective tax rate on income before other items is assumed to approximate 33%.

2016 Third Quarter Guidance

	2016 Guidance
	2015	Low End		High End	FX Impact(1)
	$ in millions, except per share data
Revenue:
GES	$ 188.9	$270	to	$280	$(9)
T&R	67.1	90	to	94	(0.5)
Adjusted Operating Income (Loss):
GES	$(14.5)*	$11.5	to	$14.5	$(0.5)
T&R	29.4*	37	to	40	(0.5)

Income per Share Before Other Items	$ 0.39*	$1.43	to	$1.58	$(0.02)

(1)	FX Impact represents the expected effect of year-over-year changes in exchange rates that is incorporated in the low end and high end guidance ranges presented.
  GES third quarter results are expected to increase primarily as a result of positive show rotation of $80 million to $85 million, as well as continued same-show growth and new business wins, partially offset by unfavorable currency translation of approximately $9 million.
  T&R third quarter revenue is expected to increase primarily as a result of the acquisitions of CATC and Maligne Lake Tours, which are expected to add $20 million to $22 million in revenue and adjusted segment operating income of $7 million to $9 million during the third quarter.  Management also expects to realize continued organic growth during the quarter.

* Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

Conference Call and Web Cast

Viad (NYSE: VVI) will hold a conference call with investors and analysts for a review of second quarter results on Thursday, July 28, 2016 at 5:00 p.m. (ET). To join the live conference, call (888) 810-6751, passcode "Viad," or access the webcast through Viad's Web site at www.viad.com. A replay will be available for a limited time at (888) 567-0437 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

About Viad

Viad (NYSE: VVI) generates revenue and shareholder value through two distinct business groups: the Marketing & Events Group (GES) and the Travel & Recreation Group (T&R). GES is a global, full-service live events company offering a comprehensive range of services to the world's leading brands and event organizers. T&R is a collection of iconic destination travel experiences that showcase the best of Banff, Jasper, Glacier, Denali and Kenai Fjords National Parks. Viad is an S&P SmallCap 600 company. For more information, visit the company's Web site at www.viad.com.

Contacts
Sajid Daudi or Carrie Long
Investor Relations
(602) 207-2681
ir@viad.com

Forward-Looking Statements

As provided by the safe harbor provision under the Private Securities Litigation Reform Act of 1995, Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new or renewal business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad's businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, capital allocations, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad's annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by Viad, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY RESULTS
(UNAUDITED)

	Three months ended June 30,				Six months ended June 30,
($ in thousands, except per share data)	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change
Revenue:
Marketing & Events Group (M&E):
U.S.	$ 220,078	$ 208,749	$ 11,329	5.4%	$ 403,815	$ 401,692	$ 2,123	0.5%
International	72,682	85,723	(13,041)	-15.2%	126,763	150,959	(24,196)	-16.0%
M&E intersegment eliminations	(7,332)	(7,903)	571	7.2%	(9,014)	(9,154)	140	1.5%
Total Marketing & Events Group	285,428	286,569	(1,141)	-0.4%	521,564	543,497	(21,933)	-4.0%
Travel & Recreation Group (T&R)	40,483	30,466	10,017	32.9%	45,709	37,934	7,775	20.5%
Corporate eliminations (Note A)	(1,164)	-	(1,164)	**	(1,164)	-	(1,164)	**
Total revenue	$ 324,747	$ 317,035	$ 7,712	2.4%	$ 566,109	$ 581,431	$ (15,322)	-2.6%

Segment operating income:
Marketing & Events Group:
U.S.	$ 22,502	$ 18,974	$ 3,528	18.6%	$ 23,364	$ 21,611	$ 1,753	8.1%
International	4,876	11,109	(6,233)	-56.1%	4,307	12,156	(7,849)	-64.6%
Total Marketing & Events Group	27,378	30,083	(2,705)	-9.0%	27,671	33,767	(6,096)	-18.1%
Travel & Recreation Group	7,058	6,203	855	13.8%	485	1,394	(909)	-65.2%
Segment operating income	34,436	36,286	(1,850)	-5.1%	28,156	35,161	(7,005)	-19.9%
Corporate eliminations (Note A)	(422)	-	(422)	**	(422)	-	(422)	**
Corporate activities (Note B)	(2,707)	(1,983)	(724)	-36.5%	(4,618)	(4,793)	175	3.7%
Restructuring charges (Note C)	(975)	(1,069)	94	8.8%	(1,967)	(1,285)	(682)	-53.1%
Net interest expense (Note D)	(1,298)	(660)	(638)	-96.7%	(2,526)	(1,748)	(778)	-44.5%
Income from continuing operations before income taxes	29,034	32,574	(3,540)	-10.9%	18,623	27,335	(8,712)	-31.9%
Income tax expense (Note E)	(9,226)	(10,372)	1,146	11.0%	(5,774)	(7,105)	1,331	18.7%
Income from continuing operations	19,808	22,202	(2,394)	-10.8%	12,849	20,230	(7,381)	-36.5%
Income (loss) from discontinued operations	(364)	78	(442)	**	(550)	(70)	(480)	**
Net income	19,444	22,280	(2,836)	-12.7%	12,299	20,160	(7,861)	-39.0%
Net loss attributable to noncontrolling interest	65	109	(44)	-40.4%	227	173	54	31.2%
Net income attributable to Viad	$ 19,509	$ 22,389	$ (2,880)	-12.9%	$ 12,526	$ 20,333	$ (7,807)	-38.4%

Amounts Attributable to Viad Common Stockholders:
Income from continuing operations	$ 19,873	$ 22,311	$ (2,438)	-10.9%	$ 13,076	$ 20,403	$ (7,327)	-35.9%
Income (loss) from discontinued operations	(364)	78	(442)	**	(550)	(70)	(480)	**
Net income	$ 19,509	$ 22,389	$ (2,880)	-12.9%	$ 12,526	$ 20,333	$ (7,807)	-38.4%

Diluted income per common share:
Income from continuing operations attributable to Viad common shareholders	$ 0.98	$ 1.11	$ (0.13)	-11.7%	$ 0.65	$ 1.02	$ (0.37)	-36.3%
Income (loss) from discontinued operations attributable to Viad common shareholders	(0.02)	0.01	(0.03)	**	(0.03)	(0.01)	(0.02)	**
Net income attributable to Viad common shareholders	$ 0.96	$ 1.12	$ (0.16)	-14.3%	$ 0.62	$ 1.01	$ (0.39)	-38.6%

Basic income per common share:
Income from continuing operations attributable to Viad common shareholders	$ 0.98	$ 1.11	$ (0.13)	-11.7%	$ 0.65	$ 1.02	$ (0.37)	-36.3%
Income (loss) from discontinued operations attributable to Viad common shareholders	(0.02)	0.01	(0.03)	**	(0.03)	(0.01)	(0.02)	**
Net income attributable to Viad common shareholders (Note F)	$ 0.96	$ 1.12	$ (0.16)	-14.3%	$ 0.62	$ 1.01	$ (0.39)	-38.6%

Common shares treated as outstanding for Income per share calculations:

Weighted-average outstanding common shares	19,983	19,778	205	1.0%	19,949	19,757	192	1.0%

Weighted-average outstanding and potentially dilutive common shares	20,153	19,918	235	1.2%	20,124	19,933	191	1.0%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE ONE - NOTES TO QUARTERLY RESULTS
(UNAUDITED)

(A)

Corporate Eliminations — The corporate eliminations recorded during the three months ended June 30, 2016 represent the elimination of intercompany revenue and profit realized by the Marketing & Events Group for work completed on renovations for the Travel & Recreation Group's Banff Gondola.

(B)	Corporate Activities — The increase in corporate activities expense for the three months ended June 30, 2016 was primarily due to an increase in performance-based compensation expense.

(C)

Restructuring Charges — During the six months ended June 30, 2016 and 2015, Viad recorded restructuring charges of $2.0 million and $1.3 million, respectively. These charges primarily related to the elimination of positions and facility consolidations in the Marketing & Events Group, as well as the elimination of certain positions at Viad's corporate office.

(D)

Net Interest Expense — The increase in net interest expense for the three and six months ended June 30, 2016 was primarily due to higher debt balances resulting from acquisitions completed during the 2016 first quarter, as well as higher interest income received during the 2015 second quarter.

(E)

Income Taxes — The increase in the tax rate for the six months ended June 30, 2016 was primarily due to a non-cash tax benefit recorded in the 2015 period related to certain foreign intangible tax assets.

(F)	Income per Common Share — Following is a reconciliation of net income attributable to Viad to net income allocated to Viad common shareholders:

		Three months ended June 30,				Six months ended June 30,
	($ in thousands, except per share data)	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change

	Net income attributable to Viad	$ 19,509	$ 22,389	$ (2,880)	-12.9%	$ 12,526	$ 20,333	$ (7,807)	-38.4%
	Less: Allocation to nonvested shares	(265)	(321)	56	17.4%	(171)	(304)	133	43.8%
	Net income allocated to Viad common shareholders	$ 19,244	$ 22,068	$ (2,824)	-12.8%	$ 12,355	$ 20,029	$ (7,674)	-38.3%

	Weighted-average outstanding common shares	19,983	19,778	205	1.0%	19,949	19,757	192	1.0%

	Basic income per common share attributable to Viad common shareholders	$ 0.96	$ 1.12	$ (0.16)	-14.3%	$ 0.62	$ 1.01	$ (0.39)	-38.6%

VIAD CORP AND SUBSIDIARIES
TABLE TWO - NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

IMPORTANT DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES

This document includes the presentation of "Income/(Loss) Before Other Items", "Adjusted EBITDA", "Adjusted Segment EBITDA" and "Adjusted Segment Operating Income/(Loss)", which are supplemental to results presented under accounting principles generally accepted in the United States of America ("GAAP") and may not be comparable to similarly titled measures presented by other companies.  These non-GAAP measures are utilized by management to facilitate period-to-period comparisons and analysis of Viad's operating performance and should be considered in addition to, but not as substitutes for, other similar measures reported in accordance with GAAP.  The use of these non-GAAP financial measures is limited, compared to the GAAP measure of net income attributable to Viad, because they do not consider a variety of items affecting Viad's consolidated financial performance as reconciled below.  Because these non-GAAP measures do not consider all items affecting Viad's consolidated financial performance, a user of Viad's financial information should consider net income attributable to Viad as an important measure of financial performance because it provides a more complete measure of the Company's performance.

Income/(Loss) Before Other Items and Adjusted Segment Operating Income/(Loss) are considered useful operating metrics, in addition to net income attributable to Viad, as potential variations arising from non-operational expenses/income are eliminated, thus resulting in additional measures considered to be indicative of Viad's performance. Management believes that the presentation of Adjusted EBITDA and Adjusted Segment EBITDA provide useful information to investors regarding Viad's results of operations for trending, analyzing and benchmarking the performance and value of Viad's business.  Management also believes that the presentation of Adjusted Segment EBITDA for acquisitions and other major capital projects enables investors to assess how effectively management is investing capital into major corporate development projects, both from a valuation and return perspective.

	Three months ended June 30,				Six months ended June 30,
($ in thousands)	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change
Income before other items:
Net income attributable to Viad	$ 19,509	$ 22,389	$ (2,880)	-12.9%	$ 12,526	$ 20,333	$ (7,807)	-38.4%
(Income) loss from discontinued operations attributable to Viad	364	(78)	442	**	550	70	480	**
Income from continuing operations attributable to Viad	19,873	22,311	(2,438)	-10.9%	13,076	20,403	(7,327)	-35.9%
Restructuring charges, pre-tax	975	1,069	(94)	-8.8%	1,967	1,285	682	53.1%
Acquisition-related costs and other non-recurring expenses, pre-tax (A)	755	1,015	(260)	-25.6%	971	2,373	(1,402)	-59.1%
Tax benefit on above items	(513)	(706)	193	27.3%	(935)	(1,258)	323	25.7%
Favorable tax matters	-	-	-	-	-	(1,563)	1,563	100.0%
Income before other items	$ 21,090	$ 23,689	$ (2,599)	-11.0%	$ 15,079	$ 21,240	$ (6,161)	-29.0%

(per diluted share)
Income before other items:
Net income attributable to Viad	$ 0.96	$ 1.12	$ (0.16)	-14.3%	$ 0.62	$ 1.01	$ (0.39)	-38.6%
(Income) loss from discontinued operations attributable to Viad	0.02	(0.01)	0.03	**	0.03	0.01	0.02	**
Income from continuing operations attributable to Viad	0.98	1.11	(0.13)	-11.7%	0.65	1.02	(0.37)	-36.3%
Restructuring charges, pre-tax	0.05	0.05	-	0.0%	0.10	0.06	0.04	66.7%
Acquisition-related costs and other non-recurring expenses, pre-tax (A)	0.04	0.05	(0.01)	-20.0%	0.05	0.12	(0.07)	-58.3%
Tax benefit on above items	(0.03)	(0.03)	-	0.0%	(0.05)	(0.06)	0.01	16.7%
Favorable tax matters	-	-	-	-	-	(0.08)	0.08	100.0%
Income before other items	$ 1.04	$ 1.18	$ (0.14)	-11.9%	$ 0.75	$ 1.06	$ (0.31)	-29.2%

($ in thousands)
Adjusted EBITDA:
Net income attributable to Viad	$ 19,509	$ 22,389	$ (2,880)	-12.9%	$ 12,526	$ 20,333	$ (7,807)	-38.4%
(Income) loss from discontinued operations	364	(78)	442	**	550	70	480	**
Interest expense	1,336	1,103	233	21.1%	2,620	2,254	366	16.2%
Income tax expense	9,226	10,372	(1,146)	-11.0%	5,774	7,105	(1,331)	-18.7%
Depreciation and amortization	10,187	9,162	1,025	11.2%	18,557	17,870	687	3.8%
Other noncontrolling interest	(30)	(46)	16	34.8%	(30)	(62)	32	51.6%
Adjusted EBITDA	$ 40,592	$ 42,902	$ (2,310)	-5.4%	$ 39,997	$ 47,570	$ (7,573)	-15.9%

** Change is greater than +/- 100 percent

(A)	Acquisition-related costs and other non-recurring expenses include:

	Three months ended June 30,				Six months ended June 30,
	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change
Acquisition integration costs[1]	$ 366	$ 338	$ 28	8.3%	$ 412	$ 744	$ (332)	-44.6%
Acquisition transaction-related costs[2]	389	492	(103)	-20.9%	559	950	(391)	-41.2%
Shareholder nomination and settlement agreement costs[2]	-	185	(185)	-100.0%	-	679	(679)	-100.0%
Acquisition-related and other non-recurring expenses, pre-tax	$ 755	$ 1,015	$ (260)	-25.6%	$ 971	$ 2,373	$ (1,402)	-59.1%

[1]Included in segment operating income (loss)
[2]Included in corporate activities

VIAD CORP AND SUBSIDIARIES
TABLE TWO - NON-GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Organic- The term "organic" is used within this document to refer to results without the impact of exchange rate variances and acquisitions, if any, until such acquisitions are included in the entirety of both comparable periods.  The impact of exchange rate variances (or "FX Impact") is calculated as the difference between current period activity translated at the current period's exchange rates and the comparable prior period's exchange rates.  Management believes that the presentation of "organic" results permits investors to better understand Viad's performance without the effects of exchange rate variances or acquisitions.

	Three months ended June 30, 2016				Three months ended June 30, 2015
($ in thousands)	As Reported	Acquisitions(A)	FX Impact	Organic	As Reported	Acquisitions(A)	Organic

Viad Consolidated:
Revenue	$ 324,747	$ 10,893	$ (4,444)	$ 318,298	$ 317,035	$ -	$ 317,035

Net income attributable to Viad	$ 19,509				$ 22,389
Net loss attributable to noncontrolling interest	(65)				(109)
(Income) loss from discontinued operations	364				(78)
Income tax expense	9,226				10,372
Net interest expense	1,298				660
Restructuring charges	975				1,069
Corporate activities expense	2,707				1,983
Corporate eliminations	422				-
Segment operating income	$ 34,436	$ 1,582	$ (432)	$ 33,286	$ 36,286	$ -	$ 36,286
Integration costs	366	366	-	-	338	-	338
Adjusted segment operating income	34,802	1,948	(432)	33,286	36,624	-	36,624
Segment depreciation	8,310	1,230	(130)	7,210	7,361	-	7,361
Segment amortization	1,819	239	(33)	1,613	1,759	-	1,759
Adjusted Segment EBITDA	$ 44,931	$ 3,417	$ (595)	$ 42,109	$ 45,744	$ -	$ 45,744

Adjusted segment operating margin	10.7%	17.9%	9.7%	10.5%	11.6%		11.6%
Adjusted segment EBITDA margin	13.8%	31.4%	13.4%	13.2%	14.4%		14.4%

Marketing & Events Group:
Revenue	$ 285,428	$ -	$ (3,605)	$ 289,033	$ 286,569	$ -	$ 286,569

Segment operating income	$ 27,378	$ -	$ (213)	$ 27,591	$ 30,083	$ -	$ 30,083
Integration costs	-	-	-	-	338	-	338
Adjusted segment operating income	27,378	-	(213)	27,591	30,421	-	30,421
Depreciation	4,896	-	(75)	4,971	5,190	-	5,190
Amortization	1,512	-	(31)	1,543	1,673	-	1,673
Adjusted Segment EBITDA	$ 33,786	$ -	$ (319)	$ 34,105	$ 37,284	$ -	$ 37,284

Adjusted segment operating margin	9.6%		5.9%	9.5%	10.6%		10.6%
Adjusted segment EBITDA margin	11.8%		8.8%	11.8%	13.0%		13.0%

Marketing & Events Group - U.S.:
Revenue	$ 220,078	$ -	$ -	$ 220,078	$ 208,749	$ -	$ 208,749

Segment operating income	$ 22,502	$ -	$ -	$ 22,502	$ 18,974	$ -	$ 18,974
Integration costs	-	-	-	-	163	-	163
Adjusted segment operating income	22,502	-	-	22,502	19,137	-	19,137
Depreciation	3,385	-	-	3,385	3,645	-	3,645
Amortization	958	-	-	958	1,095	-	1,095
Adjusted Segment EBITDA	$ 26,845	$ -	$ -	$ 26,845	$ 23,877	$ -	$ 23,877

Adjusted segment operating margin	10.2%			10.2%	9.2%		9.2%
Adjusted segment EBITDA margin	12.2%			12.2%	11.4%		11.4%

Marketing & Events Group - International:
Revenue	$ 72,682	$ -	$ (3,605)	$ 76,287	$ 85,723	$ -	$ 85,723

Segment operating income	$ 4,876	$ -	$ (213)	$ 5,089	$ 11,109	$ -	$ 11,109
Integration costs	-	-	-	-	175	-	175
Adjusted segment operating income	4,876	-	(213)	5,089	11,284	-	11,284
Depreciation	1,511	-	(75)	1,586	1,545	-	1,545
Amortization	554	-	(31)	585	578	-	578
Adjusted Segment EBITDA	$ 6,941	$ -	$ (319)	$ 7,260	$ 13,407	$ -	$ 13,407

Adjusted segment operating margin	6.7%		5.9%	6.7%	13.2%		13.2%
Adjusted segment EBITDA margin	9.5%		8.8%	9.5%	15.6%		15.6%

Travel & Recreation Group:
Revenue	$ 40,483	$ 10,893	$ (839)	$ 30,429	$ 30,466	$ -	$ 30,466

Segment operating income	$ 7,058	$ 1,582	$ (219)	$ 5,695	$ 6,203	$ -	$ 6,203
Integration costs	366	366	-	-	-	-	-
Adjusted segment operating income	7,424	1,948	(219)	5,695	6,203	-	6,203
Depreciation	3,414	1,230	(55)	2,239	2,171	-	2,171
Amortization	307	239	(2)	70	86	-	86
Adjusted Segment EBITDA	$ 11,145	$ 3,417	$ (276)	$ 8,004	$ 8,460	$ -	$ 8,460

Adjusted segment operating margin	18.3%	17.9%	26.1%	18.7%	20.4%		20.4%
Adjusted segment EBITDA margin	27.5%	31.4%	32.9%	26.3%	27.8%		27.8%

(A) Acquisitions include Maligne Lake Tours (acquired January 2016) and CATC (acquired March 2016) for T&R.

VIAD CORP AND SUBSIDIARIES
TABLE TWO - NON-GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

ADDITIONAL PRIOR YEAR NON-GAAP FINANCIAL MEASURES

(per diluted share)	2015
Income (loss) before other items:	Q1	Q2	Q3	Q4	Full Year
Net income (loss) attributable to Viad	$ (0.10)	$ 1.12	$ 0.36	$ (0.05)	$ 1.32
(Income) loss from discontinued operations attributable to Viad	-	(0.01)	0.01	0.01	0.02
Income (loss) from continuing operations attributable to Viad	(0.10)	1.11	0.37	(0.04)	1.34
Restructuring charges, pre-tax	0.01	0.05	0.01	0.07	0.15
Acquisition-related costs and other non-recurring expenses, pre-tax	0.08	0.05	0.02	0.01	0.15
Tax benefit on above items	(0.03)	(0.03)	(0.01)	(0.03)	(0.11)
Favorable tax matters	(0.08)	-	-	-	(0.07)
Income (loss) before other items	$ (0.12)	$ 1.18	$ 0.39	$ 0.01	$ 1.46

	Q3 2015				FY 2015
Adjusted segment operating income (loss) and adjusted segment EBITDA:	M&E	T&R	Viad		M&E	T&R	Viad
Net income attributable to Viad			$ 7,230				$ 26,606
Net income attributable to noncontrolling interest			688				442
Loss from discontinuted operations			163				394
Corporate activities expense			1,354				9,720
Restructuring charges, pre-tax			257				2,956
Impairment charges, pre-tax			-				96
Net interest expense			1,133				3,877
Income tax expense			3,746				10,493
Segment operating income (loss)	$ (14,790)	$ 29,361	$ 14,571		$ 26,774	$ 27,810	$ 54,584
Integration costs	247	-	247		910	-	910
Adjusted segment operating income (loss)	(14,543)	29,361	14,818		27,684	27,810	55,494
Segment depreciation	4,941	2,493	7,434		20,233	7,654	27,887
Segment amortization	1,625	77	1,702		6,860	320	7,180
Adjusted segment EBITDA	$ (7,977)	$ 31,931	$ 23,954		$ 54,777	$ 35,784	$ 90,561

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